EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 333-79867 and 333-100517) pertaining to Nevada Gold & Casinos, Inc. 1999 Stock Option Plan of our reports dated June 11, 2004 and June 9, 2003, with respect to the consolidated financial statements of Isle of Capri Black Hawk, L.L.C. for the two years in the period ended April 25, 2004 and the two years in the period ended April 27, 2003, respectively, included in this Form 10-K/A of Nevada Gold & Casinos, Inc. for the year ended March 31, 2004.

/s/ Ernst & Young LLP

New Orleans, Louisiana
May 5, 2005